As filed with the Securities and Exchange Commission on January 27, 1999
                                                 Registration No. ______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------
                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
             -------------------------------------------------------

                             BAY STATE BANCORP, INC.
             (Exact Name of Registrant as Specified in its Charter)

     DELAWARE                         6036                      04-3398630
(State of Incorporation) (Primary Standard Classification     (IRS Employer
                                  Code Number)               Identification No.)

                               1299 BEACON STREET
                               BROOKLINE, MA 02446
                                 (617) 739-9500
   (Address, including zip code, and telephone number including area code, of registrant's principal executive offices)

             BAY STATE BANCORP, INC. 1998 STOCK-BASED INCENTIVE PLAN
                            (Full Title of the Plan)

                                                  COPIES TO:
      JOHN F. MURPHY                              LAWRENCE M.F. SPACCASI, ESQ.
      PRESIDENT, CHIEF EXECUTIVE OFFICER,         ERIC S. KRACOV, ESQ.
      AND CHAIRMAN OF THE BOARD                   MULDOON, MURPHY & FAUCETTE LLP
      BAY STATE BANCORP, INC.                     5101 WISCONSIN AVENUE, N.W.
      1299 BEACON STREET                          WASHINGTON, D.C.  20016
      BROOKLINE, MA 02466                         (202) 362-0840
      (617) 739-9500

      (Name, Address and Telephone Number of Agent for Services)

==================================================================================================
 Title of Securities     Amount to be   Proposed Purchase  Estimated Aggregate      Amount of
  to be Registered       Registered(1)   Price Per Share     Offering Price(2)   Registration Fee
--------------------------------------------------------------------------------------------------
   Common Stock           253,523
  $.01 par Value         Shares (3)       $21.813(4)          $5,530,097.199         $1,537.37
--------------------------------------------------------------------------------------------------
   Common Stock           101,409
  $.01 par Value         Shares (5)       $22.308(6)          $2,262,231.972         $  628.90
==================================================================================================
(1)Together  with an  indeterminate  number of  additional  shares  which may be necessary to adjust the number of shares  reserved  for issuance  pursuant to the Bay State Bancorp,  Inc. 1998 Stock-Based  Incentive Plan (the "Plan") as
   the result of a stock  split,  stock  dividend or similar  adjustment  of the outstanding  Common Stock of Bay State  Bancorp,  Inc.  pursuant to 17 C.F.R.
   Section 230.416(a).
(2)Estimated solely for purposes of calculating the registration fee.
(3)Pursuant to 17 C.F.R. Section 230.457(h)(1),  represents  the total number of shares  currently  reserved or available  for  issuance  upon the exercise of stock options pursuant to the Plan.
(4)Weighted average price determined by the average exercise price of $19.75 per share at which options for 242,550 shares have been granted to date under the
   Plan and by $21.813, the market value of the Common Stock on January 25, 1999 as  determined  by the  average  of the high  and low  prices  listed  on the
   American  Stock  Exchange as  reported in the Wall Street  Journal for 10,973 shares for which options have not yet been granted under the Plan.
(5)Pursuant to 17 C.F.R. Section 230.457(h)(1),  represents the  total number of shares currently available for issuance as stock awards under the Plan.
(6)The weighted  average price  determined by the  aggregate  purchase  price of
   $22.308 at which the 101,409 shares have been purchased for satisfying awards under the Plan.

   THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. Section 230.462.
Number of Pages 14
Exhibit Index begins on Page 6

PART I     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 & 2. The documents containing the information for the Bay State Bancorp, Inc. 1998 Stock- Based Incentive Plan (the "1998 Plan") required by Part I of the registration statement will be sent or given to the participants in the 1998 Plan as specified by Rule 428(b)(1). Such documents are not filed with the Securities and Exchange Commission (the "SEC") either as a part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 in reliance on Rule 428.

PART II  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed or to be filed with the SEC are incorporated by reference in this registration statement:

      (a) Bay State Bancorp, Inc.'s (the "Company" or the "Registrant") Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, which includes the consolidated balance sheets of Bay State Bancorp, Inc. and subsidiaries as of March 31, 1998 and 1997, and the related consolidated statements of operations, changes in retained earnings and cash flows for each of the years in the three-year period ended March 31, 1998, together with the related notes and the report of the independent auditors filed with the SEC on June 29, 1998 (File No. 1-13691).

      (b) The Form 10-QSB reports filed by the Registrant for the fiscal quarters ended June 30 and September 30, 1998 (File No. 1-13691), filed with the SEC on August 12 and November 12, 1998, respectively.

      (c) The description of Registrant's common stock contained in Registrant's Form 8-A (File No. 1-13691), as filed with the SEC, pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12b-15 promulgated thereunder, on December 9, 1997 and declared effective on February 11, 1998, as incorporated by reference from the Registrant's Registration Statement on Form SB-2 (SEC No. 333-40115) as amended and declared effective on February 11, 1998.

      (d) All documents  filed by the  Registrant  pursuant to Section 13(a) and
(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4. DESCRIPTION OF SECURITIES

      The common stock to be offered pursuant to the Plan has been registered pursuant to Section 12 of the Exchange Act. Accordingly, a description of the common stock is not required herein.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the common stock offered hereby has been passed upon by the firm of Muldoon, Murphy & Faucette LLP, Washington, D.C. for the Registrant.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Registrant are indemnified and held harmless against liability to the fullest extent permissible by the General Corporation Law of Delaware as it currently exists or as it may be amended provided any such amendment provides broader indemnification provisions than currently exists.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles 10 and 11 of the Registrant's Certificate of Incorporation provide as follows:

TENTH:
-----

A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent, or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH:
--------

     A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

     The registrant is also permitted to maintain directors' and officers' liability insurance covering its directors and officers and has obtained a directors' and officers' liability and corporation reimbursement policy which (subject to certain limits and deductibles) (i) insures officers and directors of the Registrant against loss arising from certain claims made against them by reason of their being such directors or officers, and (ii) insures the Registrant against loss which it may be required or permitted to pay as indemnification due its directors or officers for certain claims.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant, the Registrant has been informed that in the opinion of the Commission that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

     Not applicable.

ITEM 8.  EXHIBITS.

     The following exhibits are filed with or incorporated by reference into this registration statement on Form S-8 (numbering corresponds generally to the Exhibit Table in Item 601 of Regulation S-K).

     (a)  List of Exhibits (filed herewith unless otherwise noted)

     3.1  Certificate of Incorporation of the Registrant.1
     3.2  Bylaws of the Registrant.1
     4    Bay State Bancorp, Inc. 1998 Stock-Based Incentive Plan 2
     5 Opinion of Muldoon, Murphy & Faucette LLP as to the legality of the Common Stock registered hereby.
     23.1 Consent of Shatswell, MacLeod & Company, P.C.
     24   Powers of Attorney (contained on the signature pages).
-----------------------

     1 Incorporated herein by reference from Exhibits 3.1 and 3.2, respectively, contained in the Registration Statement on Form SB-2 (SEC No. 333-40115), as amended and declared effective by the SEC on February 11, 1998.
      2 Incorporated herein by reference from Appendix A of the Company's proxy statement for the September 29, 1998 annual meeting of stockholders filed with SEC on August 14, 1998.

ITEM 9.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement unless the information required by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference into this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)
               which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective  amendment any
         of  the  securities   being  registered  which  remain  unsold  at  the
         termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Act will be governed by the final adjudication of such issue.

                                  SIGNATURES

    THE REGISTRANT.

    Pursuant to the requirements of the Securities Act of 1933, as amended, Bay State Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brookline, State of Massachusetts, on January 27, 1999.
                                      Bay State Bancorp, Inc.

                                      By: /s/ John F. Murphy
                                          -----------------------------------
                                          John F. Murphy
                                          President, Chief Executive Officer,
                                          and Chairman of the Board

    KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Murphy) constitutes and appoints John F. Murphy and Mr. Murphy hereby constitutes and appoints Denise Renaghan, as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to the Form S-8 registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant  to  the   requirements   of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

    Name                            Title                           Date
    ----                            -----                           ----

/s/ John F. Murphy            President, Chief Executive       January 27, 1999
------------------------      Officer and Chairman of the
John F. Murphy                Board of Directors
                              (principal executive officer)


/s/ Denise M. Renaghan        Executive Vice President,         January 27, 1999
------------------------      Chief Operating Officer
Denise M. Renaghan            and Director

/s/ Michael O. Gilles         Chief Financial Officer           January 27, 1999
-------------------------     (principal accounting and
Michael O. Gilles             principal financial officer)


/s/ Robert B. Cleary          Director                          January 27, 1999
-------------------------
Robert B. Cleary


/s/ Jerome R. Dangel          Director                          January 27, 1999
-------------------------
Jerome R. Dangel


                              Director
-------------------------
Leo F. Grace


/s/ Richard F. Hughes         Director                          January 27, 1999
-------------------------
Richard F. Hughes


/s/ Richard F. McBride        Director                          January 27, 1999
-------------------------
Richard F. McBride


/s/ Kent T. Spellman          Director                          January 27, 1999
-------------------------
Kent T. Spellman


                              Director
-------------------------
H. Chester Webster